Agree Realty Reports Third Quarter 2018 Results

REPORTS RECORD INVESTMENT ACTIVITY; INCREASES ACQUISITION GUIDANCE TO $425 MILLION TO $475 MILLION

BLOOMFIELD HILLS, Mich., Oct. 22, 2018 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter ended September 30, 2018. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2018 Financial and Operating Highlights:

  Invested $158.6 million in 52 retail net lease properties
  Increased rental revenue 23.0% to $33.6 million
  Net Income per share attributable to the Company increased 14.2% to $0.48
  Net Income attributable to the Company increased 28.1% to $15.6 million
  Increased Funds from Operations ("FFO") per share 4.3% to $0.72
  Increased FFO 17.7% to $23.5 million
  Increased Adjusted Funds from Operations ("AFFO") per share 3.7% to $0.72
  Increased AFFO 17.4% to $23.4 million
  Declared a quarterly dividend of $0.54 per share, a 6.9% year-over-year increase

Third Quarter 2018 Capital Markets Activities:

  Completed forward equity offering for anticipated net proceeds of approximately $190.0 million
  Settled March forward equity offering for net proceeds of $160.2 million
  Closed $125.0 million private placement of 12-year senior unsecured notes at a fixed interest rate of 4.32%
  Exercised accordion option to increase capacity on revolving credit facility to $325.0 million
  Balance sheet well-positioned at 4.7 times net debt to recurring EBITDA

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended September 30, 2018 increased 23.0% to $33.6 million, compared to total rental revenue of $27.3 million for the comparable period in 2017.

Total rental revenue for the nine months ended September 30, 2018 increased 26.1% to $96.7 million, compared to total rental revenue of $76.7 million for the comparable period in 2017.

Net Income

Net Income attributable to the Company for the three months ended September 30, 2018 increased 28.1% to $15.6 million, compared to $12.2 million for the comparable period in 2017. Net Income per share attributable to the Company for the three months ended September 30, 2018 increased 14.2% to $0.48, compared to $0.42 per share for the comparable period in 2017.

Net income attributable to the Company for the nine months ended September 30, 2018 increased 8.0% to $45.0 million, compared to $41.6 million for the comparable period in 2017. Net income per share attributable to the Company for the nine months ended September 30, 2018 decreased 6.6% to $1.42, compared to $1.52 per share for the comparable period in 2017.

Funds from Operations

FFO for the three months ended September 30, 2018 increased 17.7% to $23.5 million, compared to FFO of $20.0 million for the comparable period in 2017. FFO per share for the three months ended September 30, 2018 increased 4.3% to $0.72, compared to FFO per share of $0.69 for the comparable period in 2017.

FFO for the nine months ended September 30, 2018 increased 23.5% to $67.8 million, compared to FFO of $55.0 million for the comparable period in 2017. FFO per share for the nine months ended September 30, 2018 increased 6.6% to $2.13, compared to FFO per share of $2.00 for the comparable period in 2017.

Adjusted Funds from Operations

AFFO for the three months ended September 30, 2018 increased 17.4% to $23.4 million, compared to AFFO of $19.9 million for the comparable period in 2017. AFFO per share for the three months ended September 30, 2018 increased 3.7% to $0.72, compared to AFFO per share of $0.69 for the comparable period in 2017.

AFFO for the nine months ended September 30, 2018 increased 22.9% to $67.4 million, compared to AFFO of $54.8 million for the comparable period in 2017. AFFO per share for the nine months ended September 30, 2018 increased 5.9% to $2.12, compared to AFFO per share of $2.00 for the comparable period in 2017.

Dividend

The Company paid a cash dividend of $0.54 per share on October 12, 2018 to stockholders of record on September 28, 2018, a 6.9% increase over the $0.505 quarterly dividend declared in the third quarter of 2017. The quarterly dividend represents payout ratios of approximately 75% of FFO per share and AFFO per share, respectively.

For the nine months ended September 30, 2018, the Company declared dividends of $1.60 per share, a 6.3% increase over the dividends of $1.505 per share declared for the comparable period in 2017. The dividend represents payout ratios of approximately 75% of FFO per share and 76% of AFFO per share, respectively.

CEO Comments

"We are extremely pleased with our record investment activity as well as our strategic capital markets transactions executed during the quarter," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "Given our unique investment platforms and our well-positioned balance sheet, we are increasing our full-year acquisition guidance to a range of $425 million to $475 million. While increasing this guidance, we remain focused on the highest-quality real estate occupied by leading omni-channel retailers."

Portfolio Update

As of September 30, 2018, the Company's portfolio consisted of 520 properties located in 45 states and totaled 10.0 million square feet of gross leasable space. Properties ground leased to tenants accounted for 7.9% of annualized base rents.

The portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 10.1 years, and generated approximately 47.2% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

As of September 30, 2018, the Company's ground lease portfolio consisted of 44 properties located in 18 states and totaled 1.2 million square feet of gross leasable space. Ground leased assets acquired during the quarter include a Walmart in Manassas, Virginia and a Texas Roadhouse in Pittsburgh, Pennsylvania.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 11.1 years, and generated approximately 89.2% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the third quarter of 2018 was approximately $150.6 million and included 43 assets net leased to notable retailers operating in the off-price retail, home improvement, convenience store, auto parts, and tire and auto service sectors. The properties are located in 20 states and leased to tenants operating in 14 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 11.5 years.

For the nine months ended September 30, 2018, total acquisition volume was approximately $351.1 million and included 96 high-quality retail net lease assets. The properties are located in 29 states and leased to 38 diverse tenants who operate in 21 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 12.3 years.

The Company's outlook for acquisition volume in 2018 is being increased to a range of $425 million to $475 million of high-quality retail net lease properties. The Company's acquisition guidance, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is being increased from a previous range of $350 million to $400 million.

Dispositions

During the third quarter, the Company sold six properties for gross proceeds of approximately $30.3 million. The dispositions were completed at a weighted-average capitalization rate of 7.3%.

For the nine months ended September 30, 2018, the Company has divested of 16 properties for total gross proceeds of $58.0 million. The weighted-average capitalization rate of the dispositions was 7.3%. In addition, a tenant exercised their option to purchase a property which had previously been ground leased from the Company. The option to purchase was exercised during the first quarter at a predetermined contractual price of $3.9 million.

The Company's disposition guidance for 2018 remains between $50 million to $75 million.

Development and Partner Capital Solutions

In the third quarter of 2018, the Company completed three previously announced development and PCS projects including the Company's second project with leading Burger King franchisee TOMS King; the Company's first project with Burlington Coat Factory in Nampa, Idaho; and the Company's first PCS project with ALDI in Chickasha, Oklahoma. The projects had total aggregate costs of approximately $11.0 million.

The Company commenced three new development and PCS projects during the third quarter, with total anticipated costs of approximately $8.5 million. The projects consist of the Company's first two developments with Sunbelt Rentals in Batavia and Maumee, Ohio and the Company's redevelopment of the former Kmart space in Mount Pleasant, Michigan for Hobby Lobby.

Construction continued during the third quarter on two projects with total anticipated costs of approximately $5.5 million. The projects include the Company's third and fourth developments with Mister Car Wash in Orlando and Tavares, Florida.

For the nine months ended September 30, 2018, the Company had 13 development or PCS projects completed or under construction. Anticipated total costs are approximately $59.6 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Mister Car Wash	Urbandale, IA	Build-to-Suit	20 years	Q1 2018	Completed
Mister Car Wash	Bernalillo, NM	Build-to-Suit	20 years	Q1 2018	Completed
Burger King(1)	North Ridgeville, OH	Build-to-Suit	20 years	Q1 2018	Completed
Art Van Furniture	Canton, MI	Build-to-Suit	20 years	Q1 2018	Completed
Camping World	Grand Rapids, MI	Build-to-Suit	20 years	Q2 2018	Completed
ALDI	Chickasha, OK	Build-to-Suit	10 years	Q3 2018	Completed
Burger King(1)	Aurora, IL	Build-to-Suit	20 years	Q3 2018	Completed
Burlington Coat Factory	Nampa, ID	Build-to-Suit	15 years	Q3 2018	Completed
Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q4 2018	Under Construction
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q4 2018	Under Construction
Sunbelt Rentals	Batavia, OH	Build-to-Suit	10 years	Q1 2019	Under Construction
Sunbelt Rentals	Maumee, OH	Build-to-Suit	10 years	Q1 2019	Under Construction
Hobby Lobby	Mount Pleasant, MI	Build-to-Suit	15 years	Q4 2019	Under Construction

(1) Franchise restaurant operated by TOMS King, LLC.

Leasing Activity and Expirations

During the third quarter, the Company executed new leases, extensions or options on approximately 54,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 20,269-square foot Old Navy in Grand Chute, Wisconsin.

For the nine months ended September 30, 2018, the Company executed new leases, extensions or options on approximately 241,000 square feet of gross leasable area throughout the existing portfolio.

At quarter end, the Company's 2018 lease maturities represented 0.2% of annualized base rents. The following table presents contractual lease expirations within the Company's portfolio as of September 30, 2018, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2018	2	251	0.2%	85	0.8%
2019	10	2,531	1.8%	155	1.6%
2020	17	3,134	2.2%	225	2.3%
2021	28	5,384	3.8%	327	3.3%
2022	22	4,329	3.1%	382	3.8%
2023	40	7,235	5.1%	707	7.1%
2024	40	11,039	7.8%	1,046	10.5%
2025	43	9,502	6.7%	674	6.8%
2026	52	8,885	6.3%	913	9.2%
2027	48	11,197	7.9%	740	7.4%
Thereafter	280	78,251	55.1%	4,721	47.2%
Total Portfolio	582	$141,738	100.0%	9,975	100.0%

Annualized base rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2018.

Top Tenants

As of September 30th, Smart & Final and Michaels are no longer among the Company's top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company's total annualized base rent as of September 30, 2018:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$8,753	6.2%
Walmart	5,592	3.9%
LA Fitness	5,063	3.6%
TJX Companies	4,541	3.2%
Tractor Supply	4,323	3.1%
Lowe's	4,215	3.0%
CVS	3,398	2.4%
Dollar General	3,174	2.2%
Mister Car Wash	3,141	2.2%
Dave & Buster's	3,052	2.2%
Best Buy	2,979	2.1%
Wawa	2,664	1.9%
Hobby Lobby	2,621	1.8%
O'Reilly Auto Parts	2,524	1.8%
AutoZone	2,404	1.7%
AMC	2,388	1.7%
PetSmart	2,234	1.6%
Dollar Tree	2,178	1.5%
Other(2)	76,494	53.9%
Total Portfolio	$141,738	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
Bolded and italicized tenants represent additions for the three months ended September 30, 2018.
(1)	Represents annualized straight-line rent as of September 30, 2018.
(2)	Includes tenants generating less than 1.5% of annualized base rent.

Retail Sectors

The following table presents annualized base rents for the Company's top retail sectors that represent 2.5% or greater of the Company's total annualized base rent as of September 30, 2018:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$13,736	9.7%
Tire and Auto Service	11,347	8.0%
Grocery Stores	9,897	7.0%
Off-Price Retail	8,238	5.8%
Health and Fitness	7,871	5.6%
Home Improvement	7,044	5.0%
Convenience Stores	6,719	4.7%
Restaurants - Quick Service	6,618	4.7%
Auto Parts	6,157	4.3%
Farm and Rural Supply	5,425	3.8%
General Merchandise	5,089	3.6%
Crafts and Novelties	5,000	3.5%
Specialty Retail	4,740	3.3%
Home Furnishings	4,360	3.1%
Consumer Electronics	4,335	3.1%
Dollar Stores	4,144	2.9%
Theater	3,786	2.7%
Warehouse Clubs	3,749	2.6%
Health Services	3,548	2.5%
Other(2)	19,935	14.1%
Total Portfolio	$141,738	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2018.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company's total annualized base rent as of September 30, 2018:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$15,567	11.0%
Texas	11,788	8.3%
Florida	8,734	6.2%
Illinois	8,614	6.1%
Ohio	7,400	5.2%
Louisiana	5,383	3.8%
New Jersey	5,304	3.7%
Missouri	5,183	3.7%
Pennsylvania	5,097	3.6%
Georgia	4,900	3.5%
Mississippi	4,094	2.9%
Kansas	3,973	2.8%
Kentucky	3,726	2.6%
Virginia	3,690	2.6%
Other(2)	48,285	34.0%
Total Portfolio	$141,738	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2018.
(2)	Includes states generating less than 2.5% of annualized base rent.

Capital Markets and Balance Sheet

Capital Markets

In March 2018, the Company completed a follow-on public offering of 3,450,000 shares of common stock in connection with a forward sale agreement. The Company settled the entirety of the forward equity offering in September and received net proceeds of $160.2 million.

In July 2018, the Company partially exercised the accordion option of its unsecured revolving credit facility and increased its borrowing capacity from $250 million to $325 million. The Company had $14.0 million of outstanding borrowings on the revolving credit facility at quarter end.

In September 2018, the Company completed a follow-on public offering of 3,500,000 shares of common stock in connection with a forward sale agreement. Upon settlement, the offering is anticipated to raise net proceeds of approximately $190.0 million after deducting fees and expenses. The Company has not received any proceeds from the sale of shares of its common stock by the forward purchaser.

In September 2018, the Company completed a private placement of $125.0 million principal amount of senior unsecured notes. The notes have a 12-year term, maturing on September 26, 2030, priced at fixed interest rate of 4.32%.

Balance Sheet

As of September 30, 2018, the Company's net debt to recurring EBITDA was 4.7 times and its fixed charge coverage ratio was 4.1 times. The Company's total debt to total enterprise value was 25.1%. Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and nine months ended September 30, 2018, the Company's fully diluted weighted-average shares outstanding were 32.3 million and 31.5 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2018 were 31.8 million and 31.1 million, respectively.

For the three and nine months ended September 30, 2018, the Company's fully diluted weighted-average shares and units outstanding were 32.6 million and 31.8 million, respectively. The basic weighted-average shares and units outstanding for the three and nine months ended September 30, 2018 were 32.1 million and 31.5 million, respectively.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2018, there were 347,619 operating partnership units outstanding and the Company held a 99.0% interest in the operating partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, October 23, 2018 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of September 30, 2018, the Company owned and operated a portfolio of 520 properties, located in 45 states and containing approximately 10.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of October 22, 2018. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)

	September 30, 2018	December 31, 2017
Assets:	(Unaudited)
Real Estate Investments:
Land	$ 473,446	$ 405,457
Buildings	1,041,666	868,396
Accumulated depreciation	(98,051)	(85,239)
Property under development	7,767	25,402
Net real estate investments	1,424,828	1,214,016
Real estate held for sale, net	1,367	2,420
Cash and cash equivalents	16,811	50,807
Cash held in escrows	1,436	7,975
Accounts receivable - tenants, net of allowance of $465 and $296 for possible losses at September 30, 2018 and December 31, 2017, respectively	19,882	15,477
Credit facility finance costs, net of accumulated amortization of $744 and $433 at September 30, 2018 and December 31, 2017, respectively	1,267	1,174
Leasing costs, net of accumulated amortization of $823 and $814 at September 30, 2018 and December 31, 2017, respectively	2,582	1,583
Lease intangibles, net of accumulated amortization of $57,121 and $41,390 at September 30, 2018 and December 31, 2017, respectively	270,606	195,158
Interest rate swaps	4,516	1,592
Other assets, net	5,339	4,432
Total Assets	$ 1,748,634	$ 1,494,634

Liabilities:
Mortgage notes payable, net	$ 61,537	$ 88,270
Unsecured term loans, net	157,760	158,171
Senior unsecured notes, net	384,073	259,122
Unsecured revolving credit facility	14,000	14,000
Dividends and distributions payable	18,808	16,303
Deferred revenue	1,079	1,837
Accrued interest payable	2,706	3,412
Accounts payable and accrued expenses	12,088	11,165
Lease intangibles, net of accumulated amortization of $14,116 and $11,357 at September 30, 2018 and December 31, 2017, respectively	27,628	30,350
Interest rate swaps	-	242
Deferred income taxes	475	475
Tenant deposits	102	97
Total Liabilities	$ 680,256	$ 583,444

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 34,481,545 and 31,004,900 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	$ 3	$ 3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,096,679	936,046
Dividends in excess of net income	(35,317)	(28,763)
Accumulated other comprehensive income (loss)	4,506	1,375
Equity - Agree Realty Corporation	$ 1,065,871	$ 908,661
Non-controlling interest	2,507	2,529
Total Equity	$ 1,068,378	$ 911,190
Total Liabilities and Equity	$ 1,748,634	$ 1,494,634

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues
Minimum rents	$ 33,622	$ 27,325	$ 96,494	$ 76,500
Percentage rents	-	-	216	212
Operating cost reimbursement	3,654	2,791	10,615	8,016
Other	30	271	168	299
Total Revenues	$ 37,306	$ 30,387	$ 107,493	$ 85,027

Operating Expenses
Real estate taxes	$ 2,824	$ 2,149	$ 7,825	$ 5,988
Property operating expenses	1,246	931	3,906	2,641
Land lease expense	172	163	511	490
General and administrative	2,947	2,454	8,994	7,299
Depreciation and amortization	11,180	8,228	31,743	22,956
Total Operating Expenses	$ 18,369	$ 13,925	$ 52,979	$ 39,374

Income from Operations	$ 18,937	$ 16,462	$ 54,514	$ 45,653

Other (Expense) Income
Interest expense, net	$ (6,538)	$ (4,666)	$ (17,965)	$ (13,213)
Gain on sale of assets, net	3,917	524	10,949	10,045
Income tax expense	(125)	(37)	(391)	(366)
Other (expense) income	53	-	4	-
Impairment charges	(488)	-	(1,651)	-

Net Income	$ 15,756	$ 12,283	$ 45,460	$ 42,119

Less Net Income Attributable to Non-Controlling Interest	170	118	499	501

Net Income Attributable to Agree Realty Corporation	$ 15,586	$ 12,165	$ 44,961	$ 41,618

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$ 0.49	$ 0.42	$ 1.43	$ 1.53
Diluted	$ 0.48	$ 0.42	$ 1.42	$ 1.52

Other Comprehensive Income
Net Income	$ 15,756	$ 12,283	$ 45,460	$ 42,119
Other Comprehensive Income (Loss) - Change in Fair Value of Interest Rate Swaps	454	203	3,166	533
Total Comprehensive Income	16,210	12,486	48,626	42,652
Comprehensive Income Attributable to Non-Controlling Interest	(174)	(149)	(534)	(509)
Comprehensive Income Attributable to Agree Realty Corporation	$ 16,036	$ 12,337	$ 48,092	$ 42,143

Weighted Average Number of Common Shares Outstanding - Basic	31,758,925	28,573,022	31,131,530	26,988,589
Weighted Average Number of Common Shares Outstanding - Diluted	32,287,352	28,656,684	31,471,251	27,069,352

Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net Income	$ 15,756	$ 12,283	$ 45,460	$ 42,119
Depreciation of real estate assets	6,156	5,101	17,745	14,286
Amortization of leasing costs	90	40	174	120
Amortization of lease intangibles	4,914	3,059	13,761	8,470
Impairment charges	488	-	1,651	-
(Gain) loss on sale of assets, net	(3,917)	(524)	(10,949)	(10,045)
Funds from Operations	$ 23,487	$ 19,959	$ 67,842	$ 54,950
Straight-line accrued rent	(1,138)	(860)	(3,344)	(2,545)
Stock based compensation expense	850	622	2,375	1,898
Amortization of financing costs	135	142	433	426
Non-real estate depreciation	20	28	63	80
Adjusted Funds from Operations	$ 23,354	$ 19,891	$ 67,369	$ 54,809

Funds from Operations per common share - Basic	$ 0.73	$ 0.69	$ 2.16	$ 2.01
Funds from Operations per common share - Diluted	$ 0.72	$ 0.69	$ 2.13	$ 2.00

Adjusted Funds from Operations per common share - Basic	$ 0.73	$ 0.69	$ 2.14	$ 2.00
Adjusted Funds from Operations per common share - Diluted	$ 0.72	$ 0.69	$ 2.12	$ 2.00

Weighted Average Number of Common Shares and Units Outstanding - Basic	32,106,544	28,920,641	31,479,149	27,336,208
Weighted Average Number of Common Shares and Units Outstanding - Diluted	32,634,971	29,004,303	31,818,870	27,416,971

Supplemental Information:
Scheduled principal repayments	$ 838	$ 797	$ 2,486	$ 2,343
Capitalized interest	88	143	381	297
Capitalized building improvements	966	34	1,042	76

Non-GAAP Financial Measures

Funds from Operations ("FFO")
The Company considers the non-GAAP measures of FFO and FFO per share/unit to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by Nareit in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by Nareit, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered an alternative to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted Funds from Operations
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Agree Realty Corporation
Reconciliation of Net Debt to Recurring EBITDA
($ in thousands, except share and per-share data)
(Unaudited)

Three months ended September 30,
2018

Net Income	$ 15,756
Interest expense, net	6,538
Income tax expense	125
Depreciation of real estate assets	6,156
Amortization of leasing costs	90
Amortization of lease intangibles	4,914
Non-real estate depreciation	20
(Gain) loss on sale of assets, net	(3,917)
Impairment charges	488
EBITDAre	$ 30,170

Run-Rate Impact of Investment and Disposition Activity	$ 1,964
Other expense (income)	(53)
Recurring EBITDA	$ 32,081

Annualized Recurring EBITDA	$ 128,324

Total Debt	$ 619,913
Cash, cash equivalents and cash held in escrows	(18,247)
Net Debt	$ 601,666

Net Debt to Recurring EBITDA	4.7x

Non-GAAP Financial Measures

EBITDAre
The Company considers the non-GAAP measure of EBITDAreto be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDArea key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company computes EBITDAreconsistent with standards established by Nareit, which may not be comparable to EBITDArereported by other REITs that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently than the Company.

Recurring EBITDA
The Company considers the non-GAAP measure of recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors.  Our recurring EBITDA may not be comparable to recurring EBITDA reported by other companies that have a different interpretation of the definition of recurring EBITDA. Our ratio of net debt to recurring EBITDA, which is used by the Company as a measure of leverage, is calculated by taking recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Any differences are a result of rounding.

CONTACT: Clay Thelen, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190